Exhibit 21.1

List of Operating Subsidiaries of ConnectM Technology Solutions, Inc as of filing date

ConnectM Operations, Inc

ConnectM Technology Solutions Private Limited

Delivery Circle (DC)

Aurai LLC (f/k/a ConnectM Technology Services LLC)

ConnectM Babione LLC (DBA: Babione’s Air Conditioning & Cooling)

Cazeault Solar & Home LLC

Bourque Heating and Cooling Co. Inc

B & L Equipment LLC

Blue Sky Electric Inc

Florida Solar Products Inc (DBA: Solar Energy Systems)

Green Energy Gains Inc

Keen Energy Technology, LLC

ConnectM DE LLC

County Comfort Services LLC

Solar Energy Systems of Brevard Inc

Air Temp Service Co Inc

Keen Labs Operations, Inc

Global Impx Inc

Geo Impex & Logistics Pvt. Ltd.

Cambridge Energy Resources Pvt. Ltd.

CER Rooftop Pvt. Ltd.

CER Microgrid Pvt. Ltd.

SUN SOLAR LLC

Harry Kahn Associates, Inc